SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 13, 2006

Covad Communications Group, Inc.
(Exact name of the Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-32588	77-0461529

(Commission File Number)	(IRS Employer Identification No.)

110 Rio Robles
San Jose, California	95134-1813

(Address of principal executive offices)	(Zip code)
(408) 952-6400

(The Registrant’s telephone number)

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01: Entry into a Material Definitive Agreement
     On April 13, 2006, Covad Communications Group, Inc. (“Covad”), together with Covad Communications Company, a wholly owned subsidiary of Covad (collectively, the “Borrowers”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”). The Loan Agreement provides for a revolving credit facility for up to $50 million, subject to certain borrowing base limitations. At Covad’s option, the revolving line bears an interest rate equal to SVB’s prime rate or LIBOR plus specified margins, and matures April 13, 2008. Each of the Borrowers has granted security interests in substantially all of their real and personal property as collateral for the loan under the Loan Agreement (other than intellectual property) and has also provided a negative pledge on their intellectual property.
     The Loan Agreement imposes certain limitations on each of the Borrowers and their subsidiaries, including without limitation, on their ability to: (i) transfer all or any part of their businesses or properties, merge or consolidate, or acquire all or substantially all of the capital stock or property of another company; (ii) engage in new business; (iii) incur additional indebtedness or liens with respect to any of their properties; (iv) pay dividends or make any other distribution on or purchase of, any of their capital stock; (v) make investments in other companies; (vi) make payments in respect of any subordinated debt; or (vii) make capital expenditures, measured on a consolidated basis, in excess of $25,000,000 in 2006, and $30,000,000 in 2007, subject to certain exceptions.
     In addition, the Loan Agreement requires the Borrowers to maintain specified liquidity ratios and tangible net worth levels. The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by the provisions of the Loan Agreement, which is filed as an exhibit hereto.
ITEM 1.02: TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT
     Covad has also redeemed its existing collateralized customer deposit liability with AT&T Inc. (formerly SBC Communications Inc.), one of Covad’s wholesale partners. This collateralized customer deposit liability has been terminated and AT&T has relinquished its related liens on Covad’s assets. The following agreements among Covad, its subsidiaries and AT&T have also been terminated as a result, subject to certain obligations and provisions which survive termination of the agreements or payment of the collateralized customer deposit liability:
1.	Credit Agreement dated as of November 12, 2001 by and between Covad Communications Group, Inc. and SBC Communications Inc.

2.	Pledge Agreement dated as of December 20, 2001 made by Covad Communications Group, Inc. to SBC Communications Inc.

3.	Security Agreement dated as of December 20, 2001 made by Covad Communications Company in favor of SBC Communications Inc.

4.	Intellectual Property Security Agreement dated as of December 20, 2001 made by Covad Communications Company in favor of SBC Communications Inc.

5.	Subsidiary Guaranty dated as of December 20, 2001 made by Covad Communications Company in favor of and for the benefit of SBC Communications Inc.

6.	Capital Markets Debt Subordination Provisions

7.	General Unsecured Debt Subordination Agreement

ITEM 2.03:	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
     As of the date of the filing of this Form 8-K, Covad had not incurred any borrowings under the Loan Agreement. The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by the provisions of the Loan Agreement, which is filed as an exhibit hereto. The information reported under Item 1.01 with respect to the Loan Agreement is incorporated into this Item 2.03 by reference.
ITEM 9.01: FINANCIAL STATEMENTS AND EXHIBITS
     (c) Exhibits
     10.1 Loan and Security Agreement

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 18, 2006

By:	/s/ Christopher Dunn
Christopher Dunn
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Loan and Security Agreement